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                                                                  EXHIBIT  10.14


                           MEMORANDUM OF UNDERSTANDING
                                       And

                                TEAMING AGREEMENT
                              By, between and among

                  Cordant Technologies Inc., Thiokol Propulsion
                                       and
                             IMPCO Technologies Inc.

     This Memorandum of Understanding [MOU] is made and entered into this 22nd day of May 2000, by, between, and among IMPCO Technologies Inc., a Delaware corporation having its corporate offices at 16804 Gridley Place, Cerritos, California 90703 USA [herein "IMPCO"] and Thiokol Propulsion, a division of Cordant Technologies Inc., a Delaware corporation, having an office at 9160 North Highway 83, Corinne Utah 84302 USA [herein "Thiokol"]. IMPCO and Thiokol are referred to herein individually as "party" and collectively as "parties".

                                    RECITALS

     WHEREAS, Thiokol is a leading supplier of conformable gaseous fuel storage vessels and is a leader in the design of such storage vessels; and

     WHEREAS, IMPCO has a worldwide marketing and distribution system and has contacts with automotive OEM's; and

     WHEREAS, IMPCO is a leading manufacturer of composite gaseous fuel storage vessels for alternative fuel and fuel cell vehicle applications; and

     WHEREAS, IMPCO, and Thiokol desire to combine their expertise to achieve marketing and technology advantages; and

     WHEREAS, Thiokol and IMPCO have entered into a Proprietary Information Agreement dated 10 March 2000; and

     WHEREAS, Thiokol and IMPCO desire to reduce their agreements and understandings to a writing.

NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations, and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE 1
                                     PARTIES

     1.0 Parties. The parties to this Agreement are IMPCO and Thiokol.




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                                    ARTICLE 2
                                     PURPOSE

     2.0 Purpose. The purpose[s] of this Agreement are:
           (a) To define a multi phase program to evaluate the feasibility of the design, development, manufacture and commercialization of a conformable fuel storage vessel for application in an automotive vehicle system. Phase one will be the design, manufacture and validation of a conformable fuel storage vessel for an automotive application. These applications may include compressed natural gas (CNG), or hydrogen fueled vehicles. Phase two will be the marketing and sale of the conformable fuel storage vessel to various automotive OEM's; and
           (b) To state the intent of the PARTIES to establish a contract(s) wherein IMPCO will pay Thiokol for engineering services. A contract(s) may also be established wherein Thiokol will pay IMPCO for engineering services. Specific terms and conditions of this arrangement will be covered in a separate document to be negotiated by both parties; and
           (c) To have IMPCO be the exclusive distributor in North American and European Markets of various Thiokol products. The products to be the subject of the exclusive distributor Agreement are listed in Exhibit "A" Products attached hereto; and incorporated herein
           (d) To establish the terms and conditions for licensing Thiokol owned technology and or intellectual property and the royalty payments that will be made as consideration for use of such licensed technology.

                                    ARTICLE 3
                                   DEFINITIONS

     3.1 "Companies" shall mean IMPCO and Thiokol.

     3.2 "Parties" shall mean IMPCO and Thiokol.

     3.3 "Thiokol" shall mean Cordant Technologies Inc., its divisions, subsidiaries, the assignees of each, subcontractors, suppliers and affiliates, and their respective directors, officers, employees and agents.

     3.4 "Understanding" shall mean the mutual assent of the parties to perform in good faith all the conditions, covenants, and obligations contained in this Agreement.

     3.5 "Background patents" means all patents, regardless of country of origin or issue, which are owned or controlled by a Party, that cover an invention directly related to the Purpose of this Agreement and which were not conceived or first reduced to practice in the course of the work performed pursuant to this Agreement.

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     3.6 "Background technology" means technical information owned or controlled by a Party and directly related to the Purpose of this Agreement and which was not conceived or first reduced to practice in the course of the work performed pursuant to this Agreement.

     3.7 "Program" means an agreed upon joint effort by the Parties to commercialize certain conformable storage vessels developed by Thiokol for internal combustion engine systems and fuel cell vehicle applications for a target customer. This Program will be defined in a separate writing.

     3.8 "Program technology" means technical information conceived or first reduced to practice in the course of the work performed pursuant to this Agreement by employees or agents of the Parties which directly relates to its Purpose.

     3.9 "Program patent" refers to all patents, regardless of country of origin or issue that cover an invention directly related to the purpose of this Agreement and which were conceived or first reduced to practice in the course of the work performed pursuant to this Agreement by employees or agents of the Parties.

     3.10 "Conformable gaseous fuel storage vessel" refers to the storage vessels comprised primarily of composite materials developed by Thiokol or containment of CNG or hydrogen gas.

     3.11 "North American market" refers to Canadian, United States, and Mexican markets.

     3.12 "European market" refers to all countries listed in "Exhibit B".

     3.13 "Gaseous Fuel" refers to Hydrogen and Methane.

     3.14 "Unit sales price" refers to the gross sales price as recorded by IMPCO in U.S. dollars, after using officially published currency exchange calculations, if required, on the effective day of sale (as defined by IMPCO contracts).

                                    ARTICLE 4
                                 DUTIES OF IMPCO

     4.1 Conformable Gaseous Fuel Storage Vessel. IMPCO shall be the exclusive Manufacturer and Distributor of the Thiokol conformable gaseous fuel storage vessel in the North American and European automotive markets. IMPCO will utilize its best efforts and understanding of the automotive market in general and its distribution network to market the Thiokol conformable gaseous fuel storage vessel.

     4.2 Conformable Gaseous Fuel Storage Vessel Validation. IMPCO shall be responsible to conduct all required validation and certification tests to allow the conformable gaseous fuel storage vessel to be used on an automotive application. It is understood that the level and type of testing will vary based upon application and jurisdiction.

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     4.3 Conformable Gaseous Fuel Storage Vessel Modifications. IMPCO shall be responsible for recommending modifications to the design of the conformable gaseous fuel storage vessel based upon the results of testing performed in
Article 4.2 Conformable Storage Vessel Validation.

     4.4 Conformable Gaseous Fuel Storage Vessel Manufacturing. IMPCO shall be responsible for the manufacturing of the conformable gaseous fuel storage vessel. IMPCO shall deliver to Thiokol an engineering statement of work (SOW).

     4.5 Conformable Gaseous Fuel Storage Vessel Marketing/Sales. IMPCO shall be responsible for the overall marketing and sales of all alternative fuel systems that incorporate Conformable Gaseous Fuel Storage Vessel.

     4.6 Engineering Statement of Work [SOW]. IMPCO shall deliver to Thiokol an Engineering SOW that will allow Thiokol to supply the proper quantity and quality of technical personnel to satisfy the requirements of the SOW. Each Agreement for contract engineering services shall be the subject of a separate writing and Purchase Order.

                                    ARTICLE 5
                                DUTIES OF THIOKOL

     5.1 Conformable Gaseous Fuel Storage Vessel Design. Thiokol shall be responsible for the design and structural performance of the conformable gaseous fuel storage vessel.

     5.2 Conformable Gaseous Fuel Storage Vessel Modifications. Thiokol shall be responsible for the implementation of the mutually agreed design changes defined in Article 4.3 Conformable Gaseous Fuel Storage Vessel Design Modifications.

     5.3 Engineering Services. Thiokol will be responsible for supplying the correct quantity and quality of engineering technical services to meet the IMPCO SOW requirements.

     5.4 Technology Transfer. Thiokol shall assure that all the background patents and background technology required to manufacture the conformable gaseous fuel storage vessel are transferred to IMPCO in a timely manner.

     5.5 All work to be performed by Thiokol to satisfy the activities described in paragraphs 5.1-5.4 above shall be funded by IMPCO, Thiokol, and potential third parties on a mutually agreeable basis on a case by case basis.

     5.6 Non-Compete Agreement. Thiokol agrees not to compete in North American Markets for the manufacture of conventional (cylindrical), high pressure, gaseous fuel storage technology in which IMPCO is currently involved for automotive applications.

                                    ARTICLE 6
                         REPRESENTATIONS AND WARRANTIES

     6.1 Representations of IMPCO. IMPCO represents and warrants that it is a corporation duly incorporated and in good standing under the laws of the State of Delaware with an office and legal address at 16804 Gridley Place, Cerritos, California 90703; that it has full legal power and authority to execute this Agreement; and that performance of and compliance with the terms, provisions, and conditions of this Agreement do not conflict with or will not result in any violation of any applicable


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bylaw, mortgage, indenture, contract, Agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation.

     6.2 Representations of Thiokol. Thiokol Propulsion represents and warrants that it is a division of Cordant Technologies Inc., a corporation duly incorporated and in good standing under the laws of the State of Delaware with an office and legal address at 9160 North Highway 83, Corinne Utah 84302; that it has full legal power and authority to execute this Agreement; and that performance of and compliance with the terms, provisions, and conditions of this Agreement do not conflict with or will not result in any violation of any applicable bylaw, mortgage, indenture, contract, agreement, instrument, franchise, permit, judgment, decree, order, statute, rule or regulation.

                                    ARTICLE 7
                             JOINT DUTIES OF PARTIES

     7.1 All Parties to this Agreement seek to develop a process for the identification of conformable gaseous fuel storage vessel system technology for internal combustion engines and fuel cell vehicles which will meet the following goals: i) satisfy future customer requirements for quality, price, reliability and maintainability, ii) meet future relevant emission, safety and any other relevant regulatory requirements, iii) provide the most cost efficient commercially viable gaseous fuel conformable storage vessel system throughout the life-cycle of the product, including after sale support and maintenance, iv) cooperate with each other in the highest degree in the performance of all such acts as are required to for achieving this goal.

                                    ARTICLE 8
                               FUNDING OF VENTURE

     8.1 Funding. All funding for performing the Agreement will be the responsibility of the party performing the task as defined herein.

                                    ARTICLE 9
                              TERM AND TERMINATION

     9.1 Term. The term of this Agreement shall be for seven [7] years from the date first written above unless terminated sooner in accordance with Article 9.2 Termination.

     9.2 Termination.
           (a) this Agreement may be terminated at any time by the written agreement of all the parties to this Agreement.
           (b) Any Party may terminate this Agreement upon the insolvency of any party or the assignment by the other for the benefit of its creditors, the inability of a party to pay its debts as the same become due, the appointment of a receiver for any other execution levied upon all or substantially all of the other parties business or assets or the filing of any petition for voluntary or involuntary bankruptcy.

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           (c)    Any Party may terminate this Agreement in the event of any material breach or default of any provision of this Agreement; provided, however, that the Party asserting breach of contract by the other Party provides written notice of the breach or default and of the asserting Parties intent to terminate the Agreement, and the other Party shall have failed to cure such breach and default within thirty (30) calendar days after the date of such written notice.
           (d) Thiokol may terminate this Agreement at anytime after the third (3rd) year in the event that total Royalty payments received are less than $200,000.

     9.3 Duties after Termination.
           (a) Upon termination or expiration of this Agreement each party shall return to the other party [s] all Proprietary information furnished hereunder together with all copies made therefrom and shall not retain them thereafter.

                                   ARTICLE 10
                       CONFIDENTIALITY AND NON-DISCLOSURE

     10.1 Confidentiality Agreement. Each Party (the "Recipient Party") acknowledges that the other Party (the "Disclosing Party") may disclose information to the Recipient Party that is proprietary to the disclosing Party or to other parties. Any such disclosure shall be made in accordance with the terms and conditions of the proprietary information agreement previously established by the PARTIES and provided as a part of this agreement as Exhibit C.

                                   ARTICLE 11
                              INTELLECTUAL PROPERTY

     11.1 Intellectual Property Rights.

     11.1.A. Existing Technology Inventions and Patents. Each Party owns separately all technology inventions and patents in their possession before the start of this Agreement.

     11.1.B.1 Technology, Inventions and Patents Developed during Execution of the Program. All technology, inventions and patents made solely by employees of one Party during the execution of the Program in the performance of this Agreement shall be the sole property of that Party. The Party shall disclose such program inventions and patents to the other Party.

     11.1.B.2. Jointly Developed Technology, Inventions and Patents Developed during Execution of Program. Thiokol and IMPCO will jointly own all program technology and program patents made jointly by employees of Thiokol and IMPCO in the performance of this Agreement. Each Party shall disclose and assign all program inventions and patents developed jointly to the other Party. Each Party shall grant the other Party an exclusive, royalty free, non-assignable license.

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     11.2 Disclosure and Ownership of Intellectual Property. Each Party will promptly disclose to the other Party all designs, inventions, improvements, software, copyrightable materials and other technical information made or created solely by its employees or those of any subcontractors during the performance of Program work under this Agreement. All patents and other intellectual property rights created solely by one Party will belong to that Party. The other Party(s) will be offered the right of first refusal to use this intellectual property in gaseous-fueled internal combustion engine application. Each Party will jointly own all patents and other intellectual property rights created jointly by the Parties under this Agreement.

     11.3 Background Patent and Intellectual Property Rights. Background patent and intellectual property rights remain with the Party owning them, subject to agreement to offer reasonable licensing terms if required to use this prior intellectual property, as the basis for further intellectual property created under this Agreement. Such a license would be subject to prior obligations of the parties with respect to such background rights.

     11.4 Independent Research. Each Party shall retain the right to engage in independent research and development, alone or with others, on any matter, including any aspect of automobile, truck and bus gaseous fuel systems and related components. A Party which has undertaken or desires to undertake an independent research and development project shall not be obligated by reason of this Agreement to (i) disclose to the other Party the fact that such independent research and development has been or is being undertaken, the nature of the project or the results thereof unless such research pertains to the scope of this Agreement, or (ii) permit the other Party to participate in such project.

     11.5 Records.
           (A) Each Party shall maintain complete, detailed records, developed by or for work under this Agreement, together with findings and conclusions relating thereto, which records, and findings shall be reasonably made available to the other Party. Each Party shall maintain such records, in the ordinary course of its business for a period of not less than ten [10] years. It is understood that the financial records of each Party may be deemed proprietary information and will only be made available at the discretion of the disclosing party.

           (B) During maintenance of any such records the Party in possession of such records shall permit access to the information by the other Party, when necessary, for (i) compliance matters, (ii) litigation maters, (iii) service matters, or (iv) other similar matters. If requested, the Parties shall make personnel available at requested locations to consult or testify regarding such records. The Party requesting such assistance shall reimburse the other Party for reasonable travel and other expenses (excluding wages and benefits except to the extent that in any one matter the total time of the personnel exceeds five days) incurred by a Party in furnishing its personnel at any location requested, other than such personnel's normal work locations.


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                                   ARTICLE 12
                              LICENSE AND ROYALTIES

     12.1. License Grant - Background Patents and Background Technology. IMPCO shall have an exclusive, non-assignable license in all background patents or background technology required to manufacture and distribute the conformable gaseous fuel storage vessel in the North American and European automotive markets.

     12.2. IMPCO shall also have an exclusive, non-assignable license in all technology required to manufacture and distribute the portable NDE test scanning device and related equipment for automotive applications.

     12.3. IMPCO will make royalty payments to Thiokol on a bi-annual (June, December) basis in an amount equal to 5% of the unit sales price of each conformable tank and/or portable NDE test scanning device consigned, leased or sold that incorporates Thiokol owned manufacturing or intellectual property technology as described in paragraph 12.1 of this agreement.

                                   ARTICLE 13
                                 INDEMNIFICATION

IMPCO hereby agrees that it shall indemnify and hold harmless Thiokol, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, agents and employees from and against all liabilities, claims, losses, or damages of any nature, including costs and expenses (including attorneys' fees) incident thereto or incident to successfully establishing the right to indemnification, for injury to or death of any person or persons, including officers, agents and employees of IMPCO, or for loss of or damage to any property, for any loss of use, revenue or profit, or other things or for any other direct, indirect, incidental, consequential, economic or statutory civil damages arising directly or indirectly out of or in any way connected with use of any of the Background Patents, Background Technology, Program, Program Technology, Program Patents, Conformable Gaseous Fuel Storage Vessels, or any other item furnished by Thiokol under this Agreement whether or not arising in tort. This indemnification provision continues after termination of this Agreement.

                                   ARTICLE 13
                                    INSURANCE

Concurrently with the execution of this Agreement and annually for a period ending not earlier than two (2) years after the expiration or termination of this Agreement, IMPCO shall:

(a) procure (or renew) and maintain Commercial General Liability insurance (which includes product liability coverage), with available limits of not less than Ten Million United States Dollars (US$10,000,000) per occurrence combined single limit;

(b) cause IMPCO's Commercial General Liability insurers to endorse all such policies to name "Thiokol, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, employees and agents" as additional insured (hereinafter referred to as "Additional Insured") to the extent of IMPCO's contractual obligations set forth in Article 4 hereof;

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(c)  provide to Thiokol's authorized representative, for Thiokol's review, certificates of insurance which shall: (i) be kept current and in compliance throughout the term of this Agreement and each of the two (2) years after the expiration or termination of this Agreement; (ii) provide for Commercial General Liability insurance with available limits of not less than Ten Million United States Dollars (US$10,000,000) per occurrence combined single limit; (iii) evidence "Thiokol, its divisions, subsidiaries and affiliates, the assignees of each, and their directors, officers, employees and agents" as Additional Insured to the extent of IMPCO's contractual obligation set forth in Article 4 hereof;
(iv) specifically state that the agreement to release, defend, indemnify and hold Thiokol harmless as contained in Article 13 of this Agreement is insured as a contractual assumption of liability by IMPCO and IMPCO's Commercial General Liability insurance carriers; (v) provide that IMPCO's Commercial General Liability insurance will be primary to any other insurance which may be collectable by any Additional Insured; and (vi) provide that, if any of IMPCO's Commercial General Liability insurance policies are canceled, not renewed or any substantial change is made in the coverage which affects the interest of any Additional Insured, for any reason whatsoever, or if such insurance is allowed to lapse for nonpayment of premium, such cancellation, change or lapse will not be effective as to such Additional Insureds for thirty (30) days after receipt by Thiokol of written notice from the insurers.

     Failure of IMPCO to furnish certificates of insurance or to procure and maintain the insurance required herein or the failure of Thiokol to request such certificates or other proof of coverage shall not constitute a waiver of IMPCO's obligations hereunder.

     Any self retained layer, deductibles and exclusions in coverage in such policies shall be assumed by, for the account of and at the sole risk of IMPCO. In no event shall the liability of IMPCO be limited to the extent of any insurance available to or provided by IMPCO or to the minimum limits of insurance required under subparagraph (a) above.

                                   ARTICLE 15
                            EXCLUSION OF LIABILITIES

15.1 Disclaimer and release. The warranties, conditions, representations, obligations and liabilities of Thiokol and remedies of IMPCO set forth in this agreement, are exclusive and in substitution for, and IMPCO hereby waives, releases and renounces all other warranties and other obligations and liabilities of Thiokol, and any other rights, claims and remedies of IMPCO against Thiokol, express of implied, arising by law or otherwise, with respect to any nonconformance of defect in the background patents, background technology , program, program technology, program patents, conformable gaseous fuel storage vessels, or other things provided under this agreement, including but not limited to:

A)   Any implied warranty of merchantability or fitness;

B) Any implied warranty arising from course of performance, course of dealing or usage of trade;


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C)   Any obligation, liability, right, claim or remedy for loss of or damage to any property of IMPCO.

     15.2 Exclusion of Consequential and Other Damages. Thiokol shall have no obligation or liability, whether arising in contract (including warranty), tort (whether or not arising from the negligence of Thiokol), or otherwise, for loss of use, revenue or profit or for any other incidental or consequential damages with respect to any nonconformance or defect in any background patents, background technology, program, program technology, program patents, conformable gaseous fuel storage vessels, or other things provided under this agreement.

                                   ARTICLE 16
                               GENERAL PROVISIONS

     16.1 Enforceable Rights. This Agreement and the Associated Agreements shall not be deemed to confer any rights upon or be enforceable by anyone other than the parties hereto or thereto; provided, however, that they shall inure to the benefit of and be binding upon any corporation into or with which any party shall be merged or consolidated or to which it shall sell substantially all its assets and which shall agree in writing with the other parties hereto to be bound by all of the provisions of this Agreement and the Associated Agreements [if any] as though it had been a party hereto, in which case the transferee shall be deemed to be entitled to the benefits of and be bound by the provisions of this Agreement to the same extent as the transferor.

     16.2 Entire Agreement. This Agreement sets forth the entire agreement between the parties and supersedes all prior other agreements and understandings between the parties, and their officers, directors, or employees as to the subject matter hereof. None of the parties has relied upon any oral representation or oral information given to it by any representative of any of the other parties. No change in this Agreement shall be effective either as a result of a course of conduct or oral statements or other than by a writing duly authorized representative of each of the parties hereto and thereto.

     16.3 Waiver. A failure by any of the parties to this Agreement to assert its rights for or upon any breach of this Agreement or any such other agreement shall not be deemed a waiver of such rights nor shall any waiver be implies from any act. No waiver in writing by a party with respect to any right shall extend its effect to any subsequent breach either of like or different kind.

     16.4 Severability. In the event that any part or parts of this Agreement shall be held illegal or null and void by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining parts of this or such agreement and they shall remain in full force and effect as if such part or parts determined illegal or void had not been included herein; provided, however, that nothing in this paragraph shall relieve any party of any liability for breach of covenant, warranty, or representation.

     16.5 Exportation. No party shall sell, export, lease or otherwise dispose of any Products to any country or persons that, under pertinent laws and regulations of the U.S. Government is prohibited.

     16.6 Language. This Agreement and the Associated Agreements shall be prepared and executed in English. Translation of this Agreement into any other language


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shall be for the convenience of the Parties, and all questions arising from this
Agreement shall be determined by reference to the official English-language version of the Agreement.

     16.7 Notices. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to be properly given if made by personal delivery or mailing addressed to the other party at the following address:


        If to IMPCO:                  IMPCO Technologies Inc.
                                      16804 Gridley Place
                                      Cerritos, California 90703
                                      Attention: General Counsel

        If to Thiokol:                Thiokol Corporation
                                      9160 North Hiway 83
                                      Corinne, Utah 84302
                                      Attention: Mr. Andrew Haaland

     16.8. Rate of Exchange. For the purposes of this Agreement, the rate of exchange shall be the official exchange rate upon the date such exchange is made.

     16.9. No Agency. This Agreement does not make IMPCO or Thiokol the legal agent of the other Party in any sense or for any purpose, whatsoever, and neither Party shall have any authority to bind or commit the other.

     16.10 Cost. Each Party hereto shall pay its own cost and expenses related to negotiation, drafting and signing of this Agreement.

     16.11 Headings. Headings in this Agreement are included herein for convenience or reference only and shall not constitute a part of this Agreement.

     16.12 Counterparts. This agreement may be executed in one or more counterparts hereto. All counterparts shall be construed together and shall constitute one Agreement.

     16.13 Amendment or Modification. This Agreement may not be modified or amended except by writing duly signed by the authorized representatives of the Parties.

     16.14 Cooperation. The parties recognize that it is not practicable for them to have considered all future contingencies in this Agreement. As new or different issues arise, the parties will confer and cooperate to develop procedures and agree on terms which will effectuate the purpose of this Agreement.

     16.15 Compliance with Laws. The Parties agree to comply with the Export Control Regulations of the United States Department of Commerce and other United States Government Regulations relating to the export and re-export of technical data and equipment and products produced therefrom. Each Party agrees that it will not take any action in violation of, and will not cause the Company to take any action in violation of,
           (i) applicable laws, rules and regulations of United States of America related to the subject matter of this Agreement, or
           (ii) the U.S. Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq. Which, in general, prohibits any person from making any payment of money or anything of value, directly or indirectly, to any government official and which requires the keeping of financial records in connection with foreign activities, or

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           (iii)  the export or import control laws of any country, with respect to products, services and technology obtained from such country, to the extent that any of such laws shall be applicable, or
           (iv) the laws of the United States prohibiting or restricting business dealings with Persons of or in Cuba, Iran, Iraq, Libya, Federal Republic of Yugoslavia (Serbia and Montenegro), Republic or Bosnia and Herzegovina, North Korea and UNITA (Angola) or persons owned or controlled by any of the foregoing (including any of the "specially designated nationals" specified under such laws.

     16.16 Dispute resolution. In the event any dispute involving this Agreement arises between the Parties, they shall negotiate a resolution of the dispute at a meeting of the principals called for that purpose. If the dispute cannot be resolved by negotiation within a 90 day period of time from the date of formal notification by one Party to the other of a point of dispute, the Parties agree to have it finally settled by arbitration according to the rules of the American Arbitration Association by one or more arbitrators appointed by mutual agreement and failing such agreement in accordance with said rules. The written decision of the arbitrator or arbitrators shall state the reasons on which it is based and shall be without appeal. The arbitral award shall be final and binding upon both Parties. The place of Arbitration shall be at a location in California, as agreed to by the Parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and caused their respective corporate seals to be affixed by their officers thereunto duly authorized as of the day and year first written above.

IMPCO Technologies Inc.                    Thiokol Propulsion

BY: /s/ Syed F. Hussain                    BY: /s/ Robert L. Crippen   5/22/00
    ----------------------------               ---------------------------------
                                                      Robert L. Crippen

TITLE: Vice President &                    TITLE:        President
       -------------------------                  ------------------------------
           General Manager
       -------------------------


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                                   EXHIBIT "A"
                                    PRODUCTS

1.   Conformable Gaseous Fuel Storage Vessels [tanks]

2. Portable NDE Test Scanning Device and related equipment for automobile applications




                                   EXHIBIT "B"
                                 EUROPEAN MARKET

Countries which are considered to be within the "European Market" are as follows:

Austria, England, France, Germany, Ireland, Italy, Portugal, Spain

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                                                                    May 24, 2000



Dear Colleague,

This is an exciting time for all of us as Cordant Technologies becomes part of Alcoa. With the merger completed this week, we are looking forward to the challenges of creating a strong, new business group within Alcoa.

Thiokol, Huck and Howmet are being joined by two existing Alcoa businesses - Alcoa Automotive and Alcoa Forged Products - to form Alcoa Industrial Components Group, or AIC. AIC, based in Salt Lake City, is now one of the largest groups in Alcoa with more than 20,000 employees, facilities in eight countries and revenues of nearly $4 billion.

With Cordant, and the recently acquired Reynolds Metal Company, Alcoa is a $23.5 billion company with almost 150,000 employees in 36 countries. We have international customers in the aerospace, automotive and construction industries, among others. Alcoa is the world's leading producer of aluminum and is active in all major segments of the industry.

As a group, we have the opportunity to take Alcoa to new heights. For more than 100 years, Alcoa has been a leader in the aluminum industry from mining through smelting to fabricated products. With AIC, Alcoa has created a powerful team in the industry's next growth frontier - the finished components business - with emphasis on the industrial, automotive, and aircraft and aerospace markets.

Our shared knowledge and technologies will be the foundation of our strength and will enable us to provide full service to our customers. Our shared values - integrity, respect for our people, their safety and health, and for the environment in which we live and work - will allow us to excel.

There naturally will be a time of transition, but we expect it to be smooth and productive. We know you have had many question, beginning with employee benefits. We can tell you that we expect no changes in aggregate to your benefit package through 2001. We expect to have more answers soon for your questions. Most importantly, we will work to keep the lines of communication open.

We believe that this is a time of great potential for the business and for all of us. We look forward to working with you and to shared future successes as part of Alcoa.

/s/ Robert Crippen  /s/ Patrick Hassey

Patrick Hassey                                     Robert Crippen
Group President, Alcoa Industrial Components       President, Thiokol Propulsion

                                Amendment No. 1 to
                           MEMORANDUM OF UNDERSTANDING
                                       And
                                TEAMING AGREEMENT

                              By, between and among

                               Thiokol Propulsion

                                       and

                             IMPCO Technologies Inc.


     THIS AMENDMENT NO. 1 TO MEMORANDUM OF UNDERSTANDING AND TEAMING AGREEMENT (the "Amendment") is made and entered into as of this ___ day of January, 2001, by, between and among Thiokol Propulsion, a division of Cordant Technologies, Inc., a Delaware corporation with offices located at 9160 North Highway 83, Corinne, UT 84307, and IMPCO Technologies Inc., a Delaware corporation having its corporate offices at 16804 Gridley Place, Cerritos, California 90703 ("IMPCO"). IMPCO and Thiokol are referred to herein individually as "party" and collectively as "parties."

                                    RECITALS

     A. The parties entered into that certain Memorandum of Understanding and Teaming Agreement dated as of May 22, 2000, by, between and among Cordant Technologies Inc., Thiokol and IMPCO ("MOU") for the purposes set forth in
Article 2 thereof.

     B. The parties now wish to amend the MOU to clarify certain provisions contained therein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, the parties hereto hereby agree to amend the MOU as follows:

1.  Amendment of Article 16, Section 16.1

     The MOU shall be further amended by deleting Article 16, Section 16.1 in its entirety and replacing it with the following:

     "16.1 Enforceable Rights. This Agreement and the Associated Agreements shall not be deemed to confer any rights upon or be enforceable by anyone other than the parties hereto or thereto; provided, however, that such agreements shall inure to the benefit of and be binding upon the parties hereto, any party's affiliate which is capable of performing such party's obligations thereunder and to which such agreements may be assigned by such party, and any corporation or other legal entity into or with which any party shall be merged or consolidated or to which it shall sell substantially all its assets, in which case the assignee or transferee shall be deemed to be entitled to the benefits of and be bound by the provisions of this Agreement and the Associated Agreements to the same extent as the transferor. In the event of such an assignment or transfer, the transferor shall provide prompt written notice to the other party of such assignment or transfer."

2.  No Other Amendments

     Except as expressly provided above, each of the terms and provisions of the MOU and the Associated Agreements referenced therein (including, without limitation, the Proprietary Information Agreement dated March 1, 2000 by and between Thiokol and IMPCO and the Basic Services Contract No. 17297 by and between IMPCO and Thiokol, as amended to date) are hereby ratified and shall remain in full force and effect.

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

                                   THIOKOL PROPULSION, a division of
                                   Cordant Technologies, Inc.

                                   By: /s/ Andrew K. Pflug
                                       -------------------------------
                                       Name:  Andrew K. Pflug
                                       Title: Director, Contracts



                                   IMPCO TECHNOLOGIES INC.,
                                   a Delaware corporation


                                   By: /s/ Syed Hussain
                                       -------------------------------
                                       Name:  Syed Hussain
                                       Title: President

                               Amendment No. 2 to

                          MEMORANDUM OF UNDERSTANDING

                                      And

                               TEAMING AGREEMENT

                             By, between and among

                               Thiokol Propulsion

                                      And

                            IMPCO Technologies, Inc.


     THIS AMENDMENT NO. 2 to MEMORANDUM OF UNDERSTANDING AND TEAMING AGREEMENT (the "Amendment") is made and entered into as of this 20th day of August, 2001, by, between, and among Thiokol Propulsion, a division of Cordant Technologies, Inc., a Delaware corporation with offices located at 9160 North Highway 83, Corinne, Utah 84307 ("Thiokol"), and IMPCO Technologies, Inc., a Delaware corporation with corporate offices at 16804 Gridley Place, Cerritos, California 90703 ("IMPCO"). IMPCO and Thiokol are referred to herein individually as "party" and collectively as "parties".

                                    RECITALS

     A. The parties entered into that certain Memorandum of Understanding and Teaming Agreement dated as of May 22, 2000, by, between, and among Thiokol and IMPCO ("MOU") for the purposes set forth in Article 2 thereof.

     B. The parties amended the original MOU with Amendment No. 1 dated as of January 2001 as modified therein.

     C. The parties now wish to further amend the MOU to clarify certain provisions contained therein and as agreed to herein.

                              TERMS AND CONDITIONS

     NOW, THEREFORE, the parties hereto hereby agree to amend the MOU as follows:

1. All obligations, liabilities, and responsibilities of IMPCO as defined in the MOU are hereby assigned to and accepted by QUANTUM Technologies Worldwide, Inc., a Delaware corporation, having offices at 17872 Cartwright Road, Irvine, California 92614 USA ("QUANTUM").


2. All obligations, liabilities, and responsibilities of Thiokol as defined in the MOU are hereby assigned to and accepted by ATK Thiokol Propulsion, an operating company within Alliant Techsystems, Inc., having offices at 9160 North Highway 83, Corinne, Utah 84307 USA ("ATK Thiokol").


3. ATK Thiokol herein agrees to provide, and IMPCO and QUANTUM herein agree to accept ownership of a worldwide, exclusive, non-assignable license in all background patents or background technology required to manufacture and distribute ATK Thiokol's Liquid Level Sensor and Electronic Flow Control Systems technology ("Liquid Level Sensor") for all vehicular (mobile) applications. All market entry restrictions identified within the MOU shall not apply, nor shall they be enforced in conjunction with the Liquid Level Sensor technology.


4. IMPCO/Quantum will make royalty payments to ATK Thiokol on a bi-annual (June, December) basis in an amount equal to 5% of the unit sales price for each Liquid Level Sensor consigned, leased, or sold that incorporates ATK Thiokol owned manufacturing or intellectual property technology as described in paragraph 3. above.


5. Right of First Refusal. Should a party, at any time during the term of the MOU, elect to sell any Program Technology or other technologies related to the MOU or this Amendment, the other party shall have the right of first refusal to purchase all rights, including manufacturing, licensing, distribution, and ownership rights, of said technology under terms and payment that are mutually agreeable to the parties and documented in a separate writing.


6. No other Amendments. Except as expressly provided above, each of the terms and provisions of the MOU and the Associated Agreements referenced therein (including, without limitation, the Proprietary Information Agreement dated March 1, 2000 by and between ATK Thiokol and IMPCO and the Basic Services Contract No. 17297 by and between IMPCO and ATK Thiokol, as amended to date) are hereby ratified and shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.


                                ATK Thiokol Propulsion

                                By:    /s/ A. K. Pflug
                                       ----------------------------

                                        Name:  A. K. Pflug
                                               --------------------

                                        Title: Director, Contracts
                                               --------------------

                                        Date:  8/15/2001
                                               --------------------


                                QUANTUM Technologies Worldwide, Inc.

                                By:    /s/ Alan Niedzwiecki
                                       ----------------------------

                                        Name:  Alan Niedzwiecki
                                               --------------------

                                        Title: Executive Director,
                                               Business Development
                                               --------------------

                                        Date:  8/20/2001
                                               --------------------